Exhibit 10.2

FORM OF CORPORATE SERVICES AGREEMENT

THIS CORPORATE SERVICES AGREEMENT (this “Agreement”) is made and entered into as of [●], 2016 (the “Effective Date”), by and among MGM Resorts International (“Service Provider”), MGM Growth Properties LLC (“MGP”) and MGM Growth Properties Operating Partnership LP (the “OP”; together with MGP, the “Recipients”; and, each individually, a “Recipient”). Service Provider and Recipients are referred to herein collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Service Provider, MGP and the OP have entered into that certain Master Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”), in order to carry out, effect and consummate the Formation Transaction (as defined in the Contribution Agreement);

WHEREAS, Service Provider has employees and/or Subcontractors (as defined below) who have experience and expertise in providing the Services (as defined below) and the capabilities and experience to provide the Services to each Recipient; and

WHEREAS, in connection with the Formation Transaction and with a view to, among other things, more efficiently utilize the Recipients’ financial, administrative and operational resources, each Recipient desires the financial, administrative and operational support of Service Provider’s employees and/or Subcontractors, and Service Provider is willing to provide such service support, in the provision of the Services under the terms and conditions provided by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	APPOINTMENT OF SERVICE PROVIDER; SCOPE OF WORK

1.1	Appointment of Service Provider; Scope. During the Term (as defined below) and subject to the terms and conditions of this Agreement, each Recipient hereby engages Service Provider and grants to Service Provider the power and authority necessary to provide, and Service Provider accepts this engagement and agrees to provide, or cause one or more of its employees, its affiliate’s employees or Subcontractors to provide, to such Recipient the services described in that certain Scope of Services (the “Scope of Services”), executed concurrently with this Agreement (the “Services”), which Scope of Services may be reviewed and amended by Service Provider from time to time without the consent of any Recipient as necessary to reflect the list of Recipients then receiving the Services and the Services then being provided to such Recipients. Service Provider shall conduct and/or coordinate and oversee, as applicable, all Services from time to time in accordance with the terms of this Agreement and the Scope of Services.

1.2	Additional Services. The Parties agree that if a Recipient requires any additional services from Service Provider after the Effective Date that could not reasonably be deemed to be contained in the Services described in the Scope of Services (any such service, an “Additional Service”), the provision of which is within the capabilities of Service Provider or the Subcontractors, Service Provider and such Recipient shall work together in good faith to develop a service plan for Service Provider to provide such Additional Services to such Recipient on terms and conditions to be mutually agreed upon by Service Provider and such Recipient. Any such agreement or the provision of any such Additional Service shall be deemed an amendment to, and be subject to all of the terms and conditions of this Agreement as if such Additional Service was a Service included in the Scope of Services as of the Effective Date.

1.3	Service Standard. Service Provider shall perform the Services in accordance with any standards, practices, policies, procedures and guidelines Service Provider has established for the provision of the Services; provided, that Service Provider shall be relieved of its obligations under this Agreement and the Scope of Services to provide or make available the Services to the extent (i) such Recipient’s operations or systems, or acts or omissions of such Recipient and/or its employees, adversely impact Service Provider’s ability to provide such Services (but only for the duration and to the extent of such adverse impact) or (ii) such Services are prohibited by applicable law (but only for the duration and to the extent of such prohibition). Service Provider agrees, and shall use commercially reasonable efforts to ensure that any of the Subcontractors providing any Services agrees, that all Services shall be performed in compliance with applicable laws. All Services dependent on rights or services obtained under Third Party Contracts (as defined below) shall be rendered in a manner consistent with (and shall be subject to any limitations imposed in) the applicable Third Party Contracts.

1.4	Location. The Services are to be performed by, or on behalf of, Service Provider from its principal office or, in Service Provider’s sole discretion, any other location as long as Service Provider is in compliance with Section 1.3 (Service Standard).

1.5	Access to Premises. In order to enable the provision of the Services by Service Provider, each Recipient agrees that it shall provide to Service Provider and the Subcontractors, at no cost to Service Provider, access to the facilities, assets and books and records of such Recipient in all cases to the extent necessary for Service Provider to fulfill its obligations under this Agreement.

1.6	No Agency Relationship or Partnership. Notwithstanding the fact that, in relation to the Services performed hereunder, Service Provider may, from time to time, make various payments for the account, or on behalf, of a Recipient with such Recipient’s prior approval, the Parties understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. The provision of the Services hereunder is between separate entities for their own individualized benefit and is governed solely by the terms of this Agreement. The provision or receipt of the Services shall not constitute an express or implied partnership of any kind, a joint venture, an alter ego relationship or any other form of arrangement that does not respect the corporate separateness of each Party hereto or that would otherwise give rise to alter ego, veil piercing or other types of remedies or liability. No Party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligations or responsibilities, express or implied, on behalf of or in the name of any other Party, or to bind any other Party in any manner whatsoever. The Parties expressly acknowledge (i) that Service Provider is an independent contractor with respect to each Recipient in all respects, including, without limitation, the provision of the Services, and (ii) that Service Provider, on the one hand, and each Recipient, on the other hand, are not agents, partners, joint venturers, fiduciaries, alter egos or employees of or with each other by virtue of this Agreement or the provision or receipt of the Services.

1.7	Prohibited Activities. Service Provider shall not, in its capacity as a Service Provider under this Agreement, enter into, amend, terminate or otherwise modify any agreement in the name of Recipient; provided, however, that, pursuant to the terms of this Agreement (including Article 2), Service Provider shall be entitled to hire or engage on its behalf any Subcontractors incident to the provision of, and necessary to perform, the Services in accordance with the terms of this Agreement and, in connection with the provision of the Services, may assist a Recipient in sourcing products and services under Third Party Contracts to which Service Provider is a party.

1.8	Non-exclusivity. Service Provider will not be required to perform the Services hereunder on an exclusive basis, but will devote such time to its duties hereunder as is reasonably necessary for the performance of such Services. This Agreement will not prevent Service Provider, or be construed as preventing any affiliate of Service Provider or a Subcontractor, from engaging in any business.

1.9	No Fiduciary Duty. Each Recipient hereby expressly and irrevocably waives, to the fullest extent permitted by applicable law, all fiduciary and similar duties under all applicable laws with respect to Service Provider in connection with the performance of the Services. Furthermore, no Party by the provision or receipt of the Services is or shall be deemed a fiduciary for any other Party and each Party hereto expressly acknowledges that this Agreement does not give rise to a fiduciary relationship or create fiduciary duties of any kind with any other Party hereto.

1.10	New Recipients. Additional subsidiaries of MGP may become Recipients under this Agreement upon such subsidiaries and Service Provider executing a counterpart signature page to this Agreement; provided that such additional subsidiaries may be provided with the Services prior to such entity executing a counterpart signature page so long as such entity executes such counterpart as promptly as commercially practicable following commencement of its receipt of the Services, and upon execution of a counterpart signature page, any prior services provided by Service Provider to such entity shall be deemed Services governed by this Agreement and such entity shall be deemed a Recipient for purposes hereof. Notwithstanding the foregoing, Service Provider shall not be obligated to provide the Services to new Recipients unless the scope, pricing and terms for such new Recipients have been agreed upon by such subsidiary and Service Provider and such subsidiary executes a counterpart signature page to this Agreement.

1.11	Third Party Contracts. Each of Service Provider, on the one hand, and each Recipient, on the other hand, acknowledges that (i) the other is (or may become) party to certain contracts with third parties used in the ultimate provision of certain of the Services to such Recipient (each a “Third Party Contract”) and (ii) any Party to a Third Party Contract shall make all decisions, in its sole discretion, regarding whether to renew or terminate (including early termination) each such Third Party Contract; provided, however, that (A) the terminating Party shall not incur any incremental obligation for termination charges that could be passed through to the other Party hereunder without the other Party’s prior written consent and (B) any such decision by Service Provider to elect not to renew or to terminate any such Third Party Contract shall not affect Service Provider’s obligations to provide the Services as provided herein.

2.	PROVISION OF SERVICES; CERTAIN RESPONSIBILITY

2.1	Subcontractors. Service Provider may hire or engage one or more third parties (each, a “Subcontractor”) to perform any or all of its obligations under this Agreement; provided, that Service Provider shall use the same degree of care in selecting each Subcontractor as it would if such Subcontractor was being retained to provide similar services to Service Provider.

2.2	Responsibility. Service Provider accepts and agrees to be responsible for the appointment of the appropriate employees and/or Subcontractors to carry out the Services. At all times during the Term, each Subcontractor and each employee of Service Provider shall continue to be solely a Subcontractor or an employee of Service Provider, as applicable, and shall not, unless otherwise agreed in writing by the Parties, become a Subcontractor or an employee of any Recipient. Subcontractors and employees of Service Provider shall be subject to the personnel policies and other terms and conditions administered by Service Provider with respect to its employees and subcontractors generally. It shall be the responsibility of Service Provider to pay all necessary employment taxes as required by applicable law with respect to any of its employees and report such employees’ income to the appropriate tax authorities and withhold all taxes from such income, in each case, as required by applicable law.

2.3	Compliance with Law. Each Party shall be responsible for its own compliance with all applicable laws related to the performance by it of its obligations under this Agreement. The provision of the Services described in the Scope of Services is subject to Service Provider obtaining applicable gaming or other regulatory approvals to the extent such approvals are required by applicable law.

3.	PAYMENT

3.1	Service Fee. In consideration of providing the Services, Service Provider will charge the OP fees indicated for each Service as described in the Scope of Services (each, as estimated in the Scope of Services based on projected actual costs to be incurred, a “Service Fee” and collectively, the “Service Fees”), which amount or method of allocation may be modified, supplemented or amended or otherwise determined by Service Provider from time to time in its commercially reasonable good faith business judgment upon three (3) months prior notice to Recipient.

3.2	Expenses. In addition to the Service Fees, Service Provider shall also be entitled to charge the OP for its reasonable out-of-pocket costs and expenses incurred by Service Provider in providing the Services to the Recipients (“Expenses”).

3.3	Invoices. Within thirty (30) days after the end of each calendar month or as frequently as otherwise determined by Service Provider from time to time, Service Provider shall send the OP an invoice that includes in reasonable detail the Service Fees and Expenses due for the Services provided to the Recipients for the preceding period. Payments of invoices shall be made by check or wire transfer of immediately available funds to one or more accounts specified in writing by Service Provider. Payment shall be made within thirty (30) days after the date of receipt of Service Provider’s invoice.

3.4	No Set Off. All amounts payable to Service Provider hereunder shall be paid, and all payments to Service Provider hereunder shall be made, without set-off, deduction, abatement or counterclaim.

3.5	Maintenance of Books and Records. Service Provider shall keep reasonably detailed books and records related to its provision of the Services, including the Services rendered and amounts paid in accordance with this Agreement.

3.6	Access to Books and Records.

3.6.1	Service Provider shall make the books and records referred to in Section 3.5 available for inspection by the Recipient or its authorized representatives during normal business hours, upon reasonable notice to Service Provider, and shall retain such books and records for periods consistent with the retention policies applicable to Service Provider’s business (or such longer period as reasonably requested in writing by the Recipient)

3.6.2	Upon thirty (30) days’ advance notice to Service Provider, a Recipient may inspect (or cause an independent third party inspector to inspect), during regular business hours and in a manner that complies with the building and security requirements of Service Provider, the books, records and facilities of Service Provider pertaining to the provision of the Services pursuant to this Agreement to the extent necessary to determine Service Provider’s compliance with this Agreement or as may otherwise be required to ensure compliance with applicable laws or regulations. A Recipient shall have the right to inspect such books, records and facilities of Service Provider once for each twelve (12) month period during the term of this Agreement (or on other occasions to the extent required by applicable law or regulations). Any inspection under this Section 3.6.2 shall not interfere unreasonably with the operations of Service Provider. Such Recipient shall reimburse Service Provider for any reasonable, documented, out-of-pocket costs incurred in connection with such inspection.

4.	INDEMNIFICATION

4.1

The OP shall indemnify, hold harmless and defend Service Provider and each of its Affiliates (as defined in the Contribution Agreement) or any permitted successors and permitted assigns (the “Indemnified

Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (each, a “Loss”), relating to, resulting from or arising out of the Services provided to the Recipients, whether or not in connection with any third party claim and whether or not Service Provider or any of its Indemnified Parties is a party to such third party claim, except to the extent that any such Loss is a result of the gross negligence or willful misconduct of Service Provider or any of its Indemnified Parties. Notwithstanding the foregoing, the foregoing indemnification obligations shall not include any Loss relating to, resulting from or arising out of Service Provider’s material breach of this Agreement.

4.2	Without limiting the generality of the foregoing in Section 4.1 and subject to Article 5, in the event of a material breach of this Agreement, or the gross negligence or willful misconduct by Service Provider, Service Provider shall indemnify, hold harmless and defend each Recipient and each of its respective Indemnified Parties from and against any and all Losses incurred as a result of such material breach, gross negligence or willful misconduct.

4.3	Each of Service Provider, on the one hand, or a Recipient, on the other hand, shall provide written notice to other Party of any event allegedly giving rise to a Loss under this Agreement, and such other Party shall have fifteen (15) days after receipt of such written notice to cure or correct the error or defect at such other Party’s expense.

5.	LIMITATIONS OF LIABILITY

5.1	Service Provider shall not have any liability, in contract, tort or otherwise, for or in connection with any Services rendered or to be rendered by Service Provider or the Subcontractors pursuant to this Agreement, the transactions contemplated by this Agreement or such Service Provider’s or Subcontractor’s actions or inactions in connection with any such Services or transactions, except to the extent that a Recipient suffers a Loss that results from Service Provider’s or any Subcontractor’s material breach of this Agreement or any gross negligence or willful misconduct in connection with the provision of any such Services or transactions, actions or inactions; provided, however, that notwithstanding anything to the contrary contained herein, except with respect to any breach of Section 7 (Confidentiality), the aggregate liability of Service Provider with respect to Losses incurred by any Recipient and its Indemnified Parties shall not exceed an amount equal to the sum of the total amounts paid by such Recipient to Service Provider under Section 3.1 of this Agreement.

5.2	Notwithstanding anything to the contrary contained herein, except with respect to any breach of Section 7 (Confidentiality), the aggregate liability of a Recipient under this Agreement with respect to Losses incurred by Service Provider and its Indemnified Parties shall not exceed an amount equal to the sum of the total amounts paid by such Recipient to Service Provider under Section 3.1 of this Agreement.

5.3	In no event shall Service Provider be liable for any Loss arising from, or connected with, a Recipient’s and/or its employees’ (i) non-compliance with or inappropriate implementation of the instructions of Service Provider or any of the Subcontractors in connection with provision of the Services, (ii) fraudulent acts or omissions, (iii) misrepresentations or (iv) breach of this Agreement.

5.4	Notwithstanding anything to the contrary in this Agreement, in no event shall any party be liable to another party for (i) punitive damages, (ii) damages that are not the natural, probable and reasonably foreseeable result of a breach of this Agreement or (iii) damages based on loss of business reputation, unless, in each case, any such damages become payable to a third party.

5.5	Nothing in this Article 5 shall be deemed to eliminate or limit, in any respect, a Recipient’s express obligation in this Agreement to pay the Service Fees for the Services rendered in accordance herewith or reimburse other costs and Expenses to the extent expressly provided herein.

6.	INTELLECTUAL PROPERTY RIGHTS

6.1	Each Recipient acknowledges that any and all copyrights, trademarks, patents, patentable inventions, trade secrets, and other intellectual property rights, whether or not registered (“IP Rights”), owned by Service Provider or the applicable Subcontractors and used in connection with the provision of the Services rendered hereunder are and shall remain the property of Service Provider or the applicable Subcontractors, as applicable. Service Provider and each of the applicable Subcontractors acknowledge that all IP Rights owned by each Recipient and used in connection with the provision of the Services rendered hereunder are and shall remain the property of such Recipient.

6.2	No Party shall, during or at any time after the expiry or termination of this Agreement, in any way contest or dispute the ownership of any IP Rights of any other Party.

6.3	Notwithstanding anything to the contrary under this Agreement, no Recipient is granted a license or any right to use any IP Right belonging to Service Provider or any of the Subcontractors. To the extent a Recipient has the right to grant a license to its IP Rights, such Recipient hereby grants to Service Provider a world-wide, royalty-free, non-transferable (but sub-licensable to a Subcontractor solely for purposes of providing the Services) license to use, for the duration of the Term (but only to provide the Services hereunder), any IP Rights that such Recipient owns or has a license to use (to the extent such license is sub-licensable) and that is needed by Service Provider or any Subcontractor in connection with the provision of the Services hereunder.

7.	CONFIDENTIALITY

7.1	The confidentiality obligations of Section 7.2 of the Contribution Agreement shall govern, mutatis mutandis.

8.	FORCE MAJEURE

8.1	Neither of Service Provider, on the one hand, nor any Recipient, on the other hand, (or any person or entity acting on their behalf) shall have any liability or responsibility for the failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as, and to the extent, the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a result of the circumstances of a Force Majeure Event (as defined below); provided, that such Party (or such person or entity acting on its behalf) shall have exercised commercially reasonable efforts to minimize the effect of such Force Majeure Event on its obligations hereunder.

8.2	During the pendency of a Force Majeure Event, upon written notice to Service Provider, each Recipient shall be (i) entitled to seek an alternative service provider with respect to any Services that Service Provider is unable to provide as a result of the Force Majeure Event and (ii) shall be relieved of the obligation to pay for such Services throughout the duration of such Force Majeure Event other than with respect to the Services that have already been performed, in each case, if a Force Majeure Event shall continue to exist for more than fifteen (15) consecutive days.

8.3	For purposes of this Agreement, a “Force Majeure Event” means an event the circumstances of which are beyond the control of the Party concerned, which shall include (but shall not be limited to) acts of God, perils of the sea or air, fire, flood, drought, explosion, any other natural disaster, financial crisis in the United States or globally, sabotage, accident, riot, civil commotion, national or regional emergency, acts of government, acts of war, strikes, lockouts or any other event which is beyond the reasonable control of such Party.

9.	EFFECTIVE DATE; TERM AND TERMINATION

9.1	This Agreement shall be effective on the Effective Date and end on the date upon which the Agreement is terminated in accordance with this Article 9 (the “Term”).

9.2	Each of Service Provider, on the one hand, and each Recipient, on the other hand, has the right to terminate this Agreement if the other Party is in material breach or is in material default of any obligation hereunder (i) which breach or default is incapable of being cured, upon written notice of such default by the non-defaulting Party, or (ii) which breach or default is capable of being cured and has not been cured within thirty (30) days after receipt of written notice of such default by the non-defaulting Party (or such other cure period as the non-defaulting Party may authorize in writing). The Parties shall cooperate in good faith to cure any such breach within the time period provided in the immediately preceding sentence. Any termination in accordance with this Section 9.2 shall not require the initiation or completion of any legal proceeding or other formality.

9.3	Each of Service Provider, on the one hand, and each Recipient, on the other hand, has the right to terminate this Agreement upon written notice to the other Party in the event such other Party (i) is or becomes insolvent, (ii) commences voluntary or involuntary bankruptcy, insolvency, moratorium or receivership proceedings or (iii) initiates the winding-up or dissolution of such Party.

9.4	Notwithstanding anything to the contrary in this Article 9, this Agreement or any individual Service listed in the Scope of Services may be terminated as between Service Provider and a Recipient (i) by mutual written consent of both Service Provider and such Recipient, (ii) by Service Provider upon three (3) months prior written notice to such Recipient, or (iii) by such Recipient upon thirty (30) days prior written notice to Service Provider; provided, that with respect to (iii) above only, to the extent there are any break-up costs (including commitments made to or in respect of personnel or third parties due to the requirement to provide the Services and prepaid expenses related to the Services, or costs related to terminating such commitments) incurred by Service Provider as a result of such termination, Service Provider shall use its commercially reasonable efforts to mitigate such costs and the OP shall bear such costs and reimburse Service Provider in full for the same. Notwithstanding anything to the contrary in this Article 9, and for the avoidance of doubt, the termination of this Agreement by one or more Recipients shall not affect the validity or enforceability of this Agreement (or the requirement to continue to provide the Services hereunder) with respect to Service Provider or any other Recipient that has not provided written notice or consent of the termination of this Agreement.

9.5	Notwithstanding the expiration or early termination of this Agreement, upon any expiration or early termination of this Agreement, (i) all payments for the Services already performed by Service Provider or the Subcontractors as of such expiration or early termination shall be immediately due and payable by Recipient and (ii) the following provisions of this Agreement shall survive until the earlier of the applicable statute of limitations or their respective term as provided therein: Article 4, Article 5, Article 6, Article 7, this Article 9, Article 10, Article 11 and Article 12.

10.	REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants, as of the Effective Date, for the benefit of each other Party as follows:

10.1	Organization and Authority. Such Party is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, as applicable, has all the corporate, limited liability company, partnership or other similar power, as applicable, and authority to own its property and carry on its business and has taken all necessary action authorizing it to execute deliver and perform its obligations under this Agreement.

10.2	No Conflicts. The execution, delivery and performance by such Party of this Agreement does not violate or conflict with, or result in a default under, its organizational documents, any agreement or instrument by which such Party is bound or any provision of applicable law.

10.3	Consents and Approvals. Subject to the receipt of any applicable consent or authorization from any third party or governmental entity that is a condition to the effectiveness of this Agreement with respect to any Recipient as provided in Section 9.1, each such Party has obtained any and all authorizations and consents and approvals of any third party or governmental entity that are required for such Party to execute, deliver and perform its obligations under this Agreement or in order for such Party to receive the Services hereunder.

10.4	Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by the other Party, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

10.5	No Litigation. There are no actions, suits or proceedings pending or, to such Party’s knowledge, threatened against or affecting such Party before any court or administrative body or arbitral tribunal that could reasonably be expected to materially and adversely affect the ability of such Party to perform its obligations under this Agreement.

10.6	No Bankruptcy. Such Party is not subject to any bankruptcy, temporary receivership, liquidation or insolvency proceedings, or any order by a court having jurisdiction for its dissolution, liquidation or winding up.

10.7	NO OTHER WARRANTIES OR REPRESENTATIONS. EXCEPT AS PROVIDED IN SECTION 1.3 OR THIS ARTICLE 10, THE SERVICES ARE PROVIDED “AS IS” AND SERVICE PROVIDER MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY SERVICES PROVIDED HEREUNDER.

11.	NOTICES

11.1	All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or email with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to Service Provider, to:

MGM Resorts International

3600 Las Vegas Blvd. So.,

Las Vegas, Nevada 89109

If to MGP, to:

MGM Growth Properties LLC

3950 Las Vegas Blvd. So.,

Las Vegas, Nevada 89119

If to the OP, to:

MGM Growth Properties Operating Partnership LP

3950 Las Vegas Blvd. So.,

Las Vegas, Nevada 89119

12.	MISCELLANEOUS

12.1	Entire Agreement. This Agreement as well as any other agreements and documents referred to herein (including the Scope of Services and the Contribution Agreement, to the extent applicable), constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the Parties with respect to such subject matter.

12.2	Modification and Waiver. No provision of this Agreement may be amended or modified with respect to Service Provider or any Recipient unless such amendment or modification is agreed to in writing and signed by the authorized representative of Service Provider, on the one hand, and the affected Recipient, on the other hand. No waiver by any Party of any breach by another Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

12.3	Dispute Resolution. The provisions of Article VIII of the Contribution Agreement shall apply, mutatis mutandis, to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or the transactions contemplated hereby.

12.4	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the affected Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of such Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

12.5

Assignments and Successors. This Agreement may not be assigned by a Recipient, on the one hand, or Service Provider, on the other hand (each, an “Assigning Party”), whether by operation of law or otherwise, unless approved in writing by the non-Assigning Party; provided, that an Assigning Party may assign, pledge and/or grant a security interest in this Agreement, without such other non-Assigning Party’s consent to (i) any of the Assigning Party’s lenders or other third parties providing credit to such Assigning Party, (ii) any of the Assigning Party’s affiliates or (iii) any purchaser of all or substantially all of the Assigning Party’s assets, or any successor to such Assigning Party by merger, consolidation or any similar transaction. Except as otherwise expressly provided in the preceding sentence, this Agreement shall be binding on and inure solely to the benefit of the Parties and their permitted successors and permitted assigns.

12.6	No Third Party Beneficiaries. Except as provided in Article VIII of the Contribution Agreement with respect to the Indemnified Parties (which are express third party beneficiaries to this Agreement), this Agreement is for the sole benefit of the Parties and their permitted successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

12.7	Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

12.8	Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) references to the terms Article and Section are references to the Articles and Sections of this Agreement unless otherwise specified; (ii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (iii) references to “$” shall mean U.S. dollars; (iv) references to “written” or “in writing” include in electronic form; (v) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (vi) each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in any of this Agreement; (vii) any reference to “days” means calendar days unless business days are expressly specified; and (viii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a business day, and the period shall end on the next succeeding business day.

12.9	Counterparts. This Agreement may be executed by a Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, electronic mail or other electronic methods shall be as effective as delivery of a manually executed counterpart of this Agreement.

12.10	Non-Recourse. No past, present or future officer, director, shareholder, partner, member, principal, employee, agent, affiliate, attorney or representative of any Party or its respective affiliates shall have any responsibility for any obligations or liabilities of such Party under this Agreement of or for any claim based on, in respect of, or by reason of, the Services or the transactions contemplated hereby.

12.11	Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York irrespective of the choice of laws principles thereof. In addition, other than disputes, controversies or claims (whether arising in contract, tort or otherwise) governed by the mediation and/or arbitration procedures set forth in Article VIII of the Contribution Agreement, the Parties agree that any legal action or proceeding regarding this Agreement shall be brought and determined exclusively in a state or federal court located within the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SERVICE PROVIDER:

[●]

By:
Name:
Title:

RECIPIENT:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[SIGNATURE PAGE TO CORPORATE SERVICES AGREEMENT]